Stockholder Meeting Results:

The Fund held its annual meeting of shareholders on April 23, 2008. Shareholders voted to elect as new Directors ofthe Fund, Hans W. Kertess, Chairman of the Board of Directors, Paul Belica, Robert E. Connor, John J. Dalessandro II, John C. Maney, William B. Ogden, IV and R. Peter Sullivan III as Directors as indicated below:
							Withheld
					Affirmative	Authority
Class I Directors:
elect John J. Dalessandro II to 	10,377,762 	289,099
serve until 2010
elect William B. Ogden, IV to 		10,383,838	283,023
serve until 2010
Class II Directors:
elect Hans W. Kertess to serve 		10,382,756	284,105
until 2011
elect John C. Maney to serve 		10,384,154	282,707
until 2011
elect R. Peter Sullivan III to 		10,382,838	284,023
serve until 2011
Class III Directors:
elect Paul Belica to serve 		10,376,844	290,017
until 2009
elect Robert E. Connor to 		10,378,762	288,099
serve until 2009

In May 2008, the Funds Board of Directors appointed Diana L. Taylor as a Class I Director.

Mr. John J. Dalessandro II served as a Class I Director until his death on September 14, 2008.


In addition, at the Annual Meeting, the Shareholders voted to approve the following other proposals:
							Withheld
					Affirmative	Authority       Against

Proposal 1:
To approve an Investment		6,045,935	163,666		157,187
ManagementAgreement between
the Fund and Allianz Global
Investors Fund Management
LLC (AGIFM).
Proposal 2:
Contingent on the approval of		6,045,102	160,586		161,101
Proposal I above, to approve a
Portfolio Management Agreement
between AGIFM and Pacific
Investment Management Company
LLC (PIMCO)